Exhibit 10(b)

SUPPLEMENTAL RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment
Amendment No. 3

THIS INSTRUMENT, executed this 25th day of July, 2013, and effective July 25, 2013, constitutes the Third Amendment of the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).
All capitalized terms used in this Amendment No. 3 shall have the meanings assigned to them in the Plan unless otherwise herein defined.
Pursuant to Section 10.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of July 25, 2013, the Plan is hereby amended as follows:
Appendix B is added at the end of this Plan to read as follows:
APPENDIX B - 2013 EWC AND HCM INITIATIVES
PURSUANT TO THE ENTERGY SYSTEM SEVERANCE PAY PLANS

ARTICLE B-I - INTRODUCTION

B-1.1
Plan Terms. Except as otherwise expressly provided or as the context may clearly require, the definitions of all terms used herein shall be the same as provided in Article I of the Plan. Where the context requires, the definition of any term set forth in the Plan shall apply with equal force and effect for purposes of interpreting and administering this Appendix.

B-1.2
Severance Program. The term “Severance Program” shall mean an involuntary Severance Program certified in connection with the 2013 EWC and HCM Initiatives pursuant to the Entergy System Severance Pay Plan No. 537 or Entergy System Severance Pay Plan for Officers and Directors (ML 1-5) (Plan No. 538).

B-1.3
Nature of Appendix. This Appendix B is intended to supplement and be a part of the Plan. The Plan as amended by this Appendix B is intended to continue to meet the requirements of Code Sections 409A and regulations thereunder.

B-1.4	Coverage of Appendix B. This Appendix B shall apply only to those Participants who satisfy the eligibility requirements set forth in Article B-II of this Appendix B.
ARTICLE B-II - ELIGIBLITY REQUIREMENTS

B-2.1	Eligibility Requirements. A Participant, who is eligible to participate in this Appendix 13 (“Eligible Appendix B Participant”), must satisfy all of the following requirements:

(a)
On the Participant’s Universal Separation Date (as defined in the Severance Program) the Participant must have either (i) attained age fifty-three (53) and been credited with eight (8) or more Years of Service, or (ii) attained age sixty-three (63);

(b)	The Participant’s Separation from Service Date is not more than six (6) months from the Participant’s Universal Separation Date (as defined in the Severance Program);

(c)
On the Participant’s Separation from Service Date the Participant has not either (i) attained age fifty-five (55) and been credited with ten (10) or more Years of Service, or (ii) attained age sixty-five (65); and

(d)	The Participant’s Separation from Service must result from termination from System Company employment pursuant to the Severance Program.
ARTICLE B-III - ADDITIONAL SERVICE AND
EARLY RETIREMENT REDUCTION FACTORS
B-3.1    Additional Service.

(a)	An Eligible Appendix B Participant who on his Separation from Service Date has not attained age fifty-five (55) shall be imputed with the greater of the following:

(1)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service which would be required for the Eligible Appendix B Participant to have credited ten (10) Years of Service as of his Separation from Service Date; and

(2)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service for the period between the Eligible Appendix B Participant’s age as of his Separation from Service Date and the date the Eligible Appendix B Participant will attain age fifty-five (55).

(b)
An Eligible Appendix B Participant who on his Separation from Service Date has attained age fifty-five (55), has not been credited with ten (10) or more Years of Service and has not attained age sixty-three (63) shall be imputed with the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service such that the Eligible Appendix B Participant shall have credited ten (10) Years of Service as of his Separation from Service Date.

(c)	An Eligible Appendix B Participant who on his Separation from Service Date has attained age sixty-three (63) shall be imputed with the lesser of the following:

(1)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service which would be required for the Eligible Appendix B Participant to have credited ten (10) Years of Service as of his Separation from Service Date; and

(2)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service for the period between the Eligible Appendix B Participant’s age as of his Separation from Service Date and the date the Eligible Appendix B Participant will attain age sixty-five (65).

(d)	Notwithstanding Subsections B-31(a), B-31(b) or B-3.1(c) to the contrary, in no event shall an Eligible Appendix B Participant who is not accruing benefits as of the date immediately preceding his Universal Separation Date (as defined in the Severance Program) due to a Demotion as described in Section 4.02 or otherwise be imputed with any additional Years of Service pursuant to this Section B-3.1.

B-3.2	Early Retirement Reduction Factors.
For purposes of computing Present Value in Section 1.24, Subsection 1.24(a) shall apply as if the Eligible Appendix B Participant was eligible for Retirement from Service on his Separation from Service Date, benefits are assumed to commence as of the Separation from Service Income Payment Date and shall not be reduced if his Income Payment Date precedes his Normal Retirement Income Payment Date, provided however, if the Eligible Appendix B Participant has not attained age fifty-five (55) as of his Separation from Service Income Payment Date benefits shall be reduced by ¼ of 1% for each month by which the Eligible Appendix B Participant’s Separation from Service Income Payment Date precedes the first day of the first month following the Eligible Appendix B Participant’s 55th birthday.
ARTICLE B-IV - EFFECT ON AMOUNT OF BENEFITS

B-4.1
Imputed Service Included in Calculating Benefits. Years of Service which are imputed pursuant to Article B-III, shall be taken into account as additional Years of Service for purposes of computing benefits under Section 4.01. Taking into account imputed service shall not in any manner impact the amount the Eligible Appendix B Participant is entitled to receive under any qualified defined benefit pension plan, trust, or other arrangement sponsored by any System Company.

IN WITNESS WHEREOF, the Personnel Committee has caused this Third Amendment to the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and
Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth, and effective July 25, 2013.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ E. Renae Conley________________________
E. RENAE CONLEY
Executive Vice-President,
Human Resources and Administration